                                                                    EXHIBIT 11.0



                                  ORCAD, INC.

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

   Earnings per share for the years ended December 31, 1996, 1995, and 1994 were computed based on the weighted average number of common and dilutive common equivalent shares outstanding. Common equivalent shares for the years ended December 31, 1995 and 1994 include shares of Series A Preferred Stock that were converted into common shares upon consummation of the Company's initial public offering. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all shares and options issued within one year prior the initial filing of the registration statement, if dilutive, were treated as if they were outstanding for all reported periods.


                                                  YEAR ENDED DECEMBER 31,
                                                ---------------------------
                                                 1996       1995      1994
                                                ------     ------    ------
Common Stock..................................  5,253        647       617
Common Stock issued for:
   Massteck Ltd...............................    510        510       510
   Intelligent Systems Japan, K.K.............    427        427       427
Common Stock Equivalents......................    526        534         -
Series A Preferred Stock......................      -      2,307     2,307
SAB 83 Adjustment.............................      -        350       350
Tax benefit of non-qualified stock options....    (98)         -         -
                                               ------      -----    ------
Total.........................................  6,618      4,775     4,211
                                               ======      =====    ======
Net Income ................................... $4,202      $ 315    $   29
                                               ======      =====    ======
Net Income Per Share.......................... $  .63      $ .07    $  .01
                                               ======      =====    ======

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                                 SCHEDULE VIII

                       VALUATION AND QUALIFYING ACCOUNTS

                                                      Additions                          Other
                                               ----------------------     Charged       Changes
                                               Balance at  Charged to     to Other        Add        Balance at
                                               Beginning   Costs and      Accounts      (Deduct)       End of
Year           Description                      of Year     Expenses     (Describe)    (Describe)       Year
----           -----------                     ----------------------    ----------    ----------    ----------
1996  Allowance for doubtful accounts and
      sales returns. . . . . . . . . . . . . .  $422         $921             --       $(706)(a)        $637
      Allowance for obsolete inventory . . . .    40           50             --         (41)(b)          49
1995  Allowance for doubtful accounts and
      sales returns. . . . . . . . . . . . . .   338          564            131(c)     (611)(a)         422
      Allowance for obsolete inventory . . . .    60           51             --         (71)(b)          40
1994  Allowance for doubtful accounts and
      sales returns. . . . . . . . . . . . . .   155          447             --        (264)(a)         338
      Allowance for obsolete inventory . . . .    60           40             --         (40)(b)          60

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(a) Write-off of accounts receivable against allowance for doubtful accounts.
(b) Write-off of obsolete inventory.
(c) Addition to allowance for doubtful accounts as part of acquisitions.



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